Exhibit 99.1

ARQULE, INC.

2018 Annual Meeting

Report of Matters Voted Upon by Stockholders

1.    The 2018 Annual Meeting of Stockholders of ArQule, Inc.  (the “Annual Meeting”) was held at the Boston Burlington Marriott, One Mall Road, Burlington, Massachusetts on May 8, 2018 commencing at 10:00 a.m. pursuant to notice properly given.

2.    At the close of business on March 16, 2018, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Company were 87,110,202 shares of Common Stock, $0.01 par value per share, and 8,370 shares of Series A convertible Preferred Stock, $0.01 par value per share. Each of the outstanding shares of Common Stock was entitled to one vote and each of the outstanding shares of Series A Preferred Stock was entitled to 1,000 votes on the matters before the Annual Meeting.

3.    At the Annual Meeting, each of the following nominees for director received the respective number of votes set forth opposite his name, constituting a plurality of the votes cast, and was duly elected as a director of the Registrant.

Name of Nominee	Votes For	Withheld Authority
Timothy C. Barabe	60,138,055	427,430
Ran Nussbaum	60,181,710	383,775
Paolo Pucci	60,131,539	433,946

Broker Non-votes: 17,750,354  shares

4.    The following table sets forth the tally of the votes cast on the proposal to approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock, $0.01 par value per share, from 100,000,000 to 200,000,000.

Common Stock Votes (1 vote per share):

Votes For	Votes Against	Votes Abstaining
64,028,434	5,327,040	590,365

Series A Preferred Stock (1,000 votes per share):

Votes For	Votes Against	Votes Abstaining
8,370,000	-	-

Broker Non-votes: 0 shares

This proposal received an affirmative vote of (i) Common Stock and Series A Preferred stock, voting together as a single class, and (ii) a majority of the issued and outstanding shares of Common Stock, voting without the Series A Preferred Stock.

5.     The following table sets forth the tally of the votes cast on the proposal to approve our new 2018 Employee Stock Purchase Plan and the authorization of 500,000 shares of our Common Stock to be available for issuance under the plan.

Votes For	Votes Against	Votes Abstaining
60,265,165	262,608	37,712

Broker Non-votes: 17,750,354  shares

6.    The following table sets forth the tally of the votes cast on the proposal to approve an amendment to our 2014 Equity Incentives Plan to increase the number of shares of our common stock available for issuance pursuant to future awards made under the plan by 3,750,000.

Votes For	Votes Against	Votes Abstaining
60,056,098	467,870	40,707

Broker Non-votes: 17,750,354 shares

7.    The following table sets forth the tally of the votes cast on the proposal to ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2018.

Votes For	Votes Against	Votes Abstaining
77,910,189	230,219	175,331

    Broker Non-votes: 0 shares

8.   The following table sets forth the tally of the votes cast on the proposal to approve, by non-binding vote, the compensation of our named executive officers.

Votes For	Votes Against	Votes Abstaining
60,182,286	302,037	81,162

Broker Non-votes: 17,750,354 shares